EXHIBIT 21.1

List of Subsidiaries at March 1, 2012:	State or Country of Organization:

Anodyne Medical Device, Inc. d/b/a Tridien Medical	Delaware
AMF Support Surfaces, Inc.	California

Compass AC Holdings, Inc.	Delaware
Advanced Circuits, Inc.	Colorado
Circuit Board Express LLC	Delaware
Advanced Circuits, Inc.	Arizona

HALO Lee Wayne LLC	Delaware
HALO Holding Corporation	Delaware
HALO Branded Solutions, Inc.	Delaware

AFM Holding Corporation	Delaware
American Furniture Manufacturing, Inc.	Mississippi
American Furniture Truck Div., Inc.	Mississippi

CBAC Holdings, LLC	Delaware
CamelBak Acquisition Corp.	Delaware
CamelBak Products, LLC	Delaware
CamelBak International, LLC	California
Hydrosport SRL	Mexico

Fox Factory Holding Corp.	Delaware
Fox Factory, Inc.	California

ERGO Baby Holding Corporation	Delaware
ERGO Baby Intermediate Holding Corporation	Delaware
The ERGO Baby Carrier, Inc.	Hawaii
Orbit Baby, Inc.	Delaware

Gable 5, Inc.	Delaware
Liberty Safe Holding Corporation	Delaware
Liberty Safe & Security Products, Inc.	Utah